Exhibit (d)(25)

BRINKER CAPITAL DESTINATIONS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, effective as of the 9th day of December, 2020, between Brinker Capital Investments, LLC, a limited liability company organized and existing under the laws of the State of Nebraska (the “Adviser”), and Wellington Management Company LLP (the “Sub-Adviser”), a limited liability partnership existing under the laws of the state of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of September 24, 2020 (the “Advisory Agreement”) with Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series Trust having two or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, the Adviser desires to engage the services of the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund(s) listed on Schedule A, which the Adviser may from time to time assign to the Sub-Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby engages the Sub-Adviser to act as a sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Registration Statement”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Adviser may institute. The Sub-Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Sub-Adviser may engage any of its affiliates to assist it with providing its services under this Agreement (including affiliates outside the United States), provided that the Sub-Adviser will remain responsible for the performance of its obligations under the Agreement. The Adviser agrees to deliver to the Sub-Adviser any amendments or supplements to the Trust’s Registration Statement that contain changes that pertain to the Sub-Adviser prior to the effectiveness thereof (or as soon as reasonably practicable thereafter) and Adviser acknowledges that the Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice in the event the Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies and restrictions as provided therein.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Agreement and Declaration of Trust dated October 12, 2016, as amended from time to time (the “Declaration of Trust”) and Registration Statement and with the written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and frequency as the Adviser and the Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Registration Statement, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	upon request, consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation. The Adviser acknowledges that the Sub-Adviser is not the official pricing agent with respect to the Allocated Assets;

(iii)	upon request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)	review schedules of the Allocated Assets periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with such schedules.

Notwithstanding any other provision in this Agreement, the Sub-Adviser shall not hold, directly or indirectly, funds or securities contained in the Allocated Assets or have any authority to obtain possession of them. Instructions by the Sub-Adviser to the custodian shall be made in writing through a mutually agreed upon method of electronic or other transmission, or, at the option of the Sub-Adviser, orally and confirmed by such transmission method as soon as practicable thereafter.

C. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph D below. All other expenses to be incurred in the operation of each Fund will be borne by the Trust, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of each Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Sub-Adviser exercises investment discretion. Except as permitted by Rule 17a-10 under the 1940 Act, the Sub-Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Adviser or with any other adviser to each Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. Subject thereto, neither the Sub-Adviser nor any of its affiliates will be liable for the performance of the obligations or acts or omissions of brokers with respect to any transaction placed on behalf of the Adviser. Unless otherwise instructed by the Adviser in writing, the Sub-Adviser will effect foreign exchange transactions through the custodian for income repatriation and when country-specific regulations and/or local market practice call for such execution. These transactions will be subject to the terms and conditions of the Adviser’s agreement with its custodian. The Sub-Adviser will provide to the Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers and of those of each other adviser to each Fund.

E. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Sub-Adviser, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Allocated Assets of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon each Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the records of each Fund, except for those related to the Allocated Assets.

G. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for each Fund and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Sub-Adviser shall not be responsible for each Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to each Fund as a whole or for each Fund’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Adviser or Trust’s Administrator shall promptly provide the Sub-Adviser with copies of the Trust’s Declaration of Trust, Amended and Restated By-Laws, Registration Statement and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. The Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence the Sub-Adviser’s compliance with such Registration Statement, policies or procedures. The Sub-Adviser may utilize unaffiliated third-party data service providers in effecting compliance with the investment guidelines and/or the Adviser’s instructions, and the Sub-Adviser shall not be held responsible for any losses resulting from non-compliance with the investment guidelines or the Adviser’s instructions where the Sub-Adviser has reasonably relied on information provided by third-party data service providers.

H. PROXY VOTING. The Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in the Allocated Assets in accordance with Sub-Adviser’s Global Proxy Voting Policies and Procedures, as they may be amended from time to time. The Adviser shall cause to be forwarded to the Sub-Adviser or its designee all proxy solicitation materials that the Adviser receives. The Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Adviser agrees that Sub-Adviser will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. The Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

I. USE OF NAMES. The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission.

J. OTHER SUB-ADVISERS. With respect to any Fund, (i) the Sub-Adviser will not consult with any other adviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets; and (ii) the Sub-Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Fund.

K. FUND HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by each Fund, except in the following circumstances: (i) in accordance with that Fund’s portfolio holdings disclosure policy; (ii) to Sub-Adviser’s designated agent(s) in accordance with Paragraph 16 below; (iii) if such disclosure is expressly required or requested by applicable federal, state, or other regulatory authorities; or (iv) if such disclosure is otherwise required by applicable law. With respect to any “requests,” as contemplated in clause (iii) of the preceding sentence, the Sub-Adviser will use commercially reasonable efforts to provide the Adviser with advance notice of any such request before disclosing such information to the requesting party, where permitted by applicable law.

3. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser, with respect to each Fund on Schedule A attached hereto, the compensation specified in Schedule A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. The Adviser will use its best efforts to cause the monthly payment to be made to the Sub-Adviser approximately on or about the same date upon which the Trust pays the Adviser its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

B. The Sub-Adviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. The Sub-Adviser will maintain insurance in the types and in an amount at least equal to that disclosed to the Board in connection with its approval of this Agreement and shall provide prompt notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. In the event disclosure is required or requested as set forth above, the disclosing party will, to the extent reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the other party to allow such party an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the disclosing party reasonably believes the request for disclosure is pursuant to a routine regulatory examination. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Adviser, by the Board, or by vote of holders of a majority of each Fund’s shares; or on 60 days’ written notice by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF SUB-ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) it will notify the Adviser of any additions to or withdrawals of partners of the Sub-Adviser within a reasonable time after such additions or withdrawals, and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that the Sub-Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser and the Trust’s Administrator promptly if the Sub-Adviser Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

C. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Allocated Assets. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

D. The Sub-Adviser has provided the Adviser and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Sub-Adviser confirms that neither it nor its general partner is an affiliated person as defined in the 1940 Act of: (i) the Adviser; (ii) Foreside, the distributor for the Trust; or (iii) any trustee or officer of the Trust.

11. Representations of Adviser. The Adviser represents, warrants, and agrees as follows: (i) the terms hereof do not violate any law or other obligation by which the Adviser is bound, whether arising by contract. operation of law or otherwise; (ii) the Agreement has been duly authorized by appropriate action and when so executed and delivered will be binding upon the Adviser in accordance with its terms and the Adviser will deliver to Sub-Adviser evidence of such authority as Sub-Adviser may reasonably request; and (iii) all representations made under this Agreement are true and accurate. The Adviser covenants that any future representations made to Sub-Adviser under or relating to this Agreement shall be true and accurate and that Sub-Adviser may rely on the accuracy of such representations in the performance of its duties hereunder. The Adviser additionally agrees to each of the representations, warranties and agreements set forth in Attachment C, Master Agreement Representations.

12. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER. The Sub-Adviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or, to the best of the Sub-Adviser’s knowledge, has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder), the Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its Chief Compliance Officer (or his/her designee); (iv) upon request, provide the Trust’s chief compliance officer with periodic reports and (v) promptly provide notice of any material compliance matters. The Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Trust’s periodic reports on Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Trust’s Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) in certifying the Trust’s periodic reports on Form N-CSR, in a form reasonably satisfactory to the Trust.

13. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

14. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

15. LIMITATION OF LIABILITY. The Adviser and the Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of each Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

16. Force Majeure. No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party's reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill and care.

17. Use of Service Providers. The Sub-Adviser may employ third party agents to perform any administrative or ancillary services, including security and cash reconciliation, portfolio pricing and corporate action processing, in order to enable Sub-Adviser to perform the services under this Agreement. Sub-Adviser will act in good faith and with the reasonable skill and care of an investment adviser fiduciary in the selection, use and monitoring of agents.

18. CLASS ACTIONS. The Sub-Adviser will not compile or file claims or take any related actions on behalf of the Adviser in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Allocated Assets. Sub-Adviser shall provide factual information relating to Adviser’s account in its possession as the Adviser may reasonably request.

19. TAX MATTERS. Except as otherwise specified in the investment guidelines, the Sub-Adviser will provide investment management services for the Allocated Assets without regard to any tax consequences that may result from any action taken or omitted by the Sub-Adviser on behalf of the Allocated Assets. Neither Sub-Adviser nor any of its

affiliates provide tax advice in connection with investment of the Allocated Assets, and the Adviser is responsible for determining and paying any taxes owed with respect to the activities of the Allocated Assets.

20. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, as such term is defined in the Advisers Act. The Sub-Adviser will notify the Adviser of any change in the membership of the Sub-Adviser within a reasonable time after any such change. Delivery of the Sub-Adviser’s Disclosure Statement consisting of Part 2A of the Sub-Adviser’s Form ADV shall be deemed to satisfy this notification requirement. In addition, the Sub-Adviser will notify the Adviser of any changes in the portfolio manager(s) of the Allocated Assets or the Sub-Adviser’s Principal Executive Officer, Principal Financial Officer or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or the Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Adviser shall be sent to:

Brinker Capital Investments, LLC

Attention: Jason Moore, Chief Solutions Officer

1055 Westlakes Drive, Suite 250

Berwyn, PA 19312

Fax: (610) 407-5407

Email: jmoore@brinkercapital.com

All notices to the Sub-Adviser shall be sent to:

Wellington Management Company LLP

Attention: Legal and Compliance

280 Congress Street

Boston, Massachusetts 02210

Fax: 1-671-790-7760

Email: #LegalComplianceAmericasAdvisoryGFIGUS@wellington.com

The Adviser consents to electronic delivery of any reports or other information that may be requested by the Adviser or required to be delivered by Sub-Adviser under this Agreement, or pursuant to applicable law, rule or regulation, including delivery of Parts 1 and 2 of Sub-Adviser’s Form ADV and any updates thereto, and Adviser represents that it has the means to, and will access, such disclosures in electronic format. Sub-Adviser shall provide Adviser with hard copies of any such disclosures upon request. The Adviser may revoke this consent upon written notice to Sub-Adviser.

G. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

21. SEVERABILITY. If any court of competent jurisdiction at any time holds that any provision in this Agreement is invalid or unenforceable in whole or in part, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which will remain in full force and effect. The parties shall use their reasonable efforts to agree on a new provision which will, as far as possible, achieve the same purpose as the provision that is held invalid or unenforceable.

22. COUNTERPARTS. The Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

23. ELECTRONIC SIGNATURES. The parties agree that Agreement and any documents related hereto may be electronically signed.  The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

THE ADVISER:

BRINKER CAPITAL INVESTMENTS, LLC

By:
Name: Jason B. Moore
Title: Chief Solutions Officer

THE SUB-ADVISER:

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Desmond Havlicek
Name: Desmond Havlicek
Title: Partner & Senior Managing Director

Signature Page to Investment Sub-Advisory Agreement

Schedule A

Fund:	Investment Strategy:	Fee:
Destinations Core Fixed Income Fund	Core Bond	[Redacted]

ATTACHMENT C

MASTER AGREEMENTS REPRESENTATIONS

The Adviser understands that Wellington Management has negotiated master agreements and related documents (including custodial undertakings in relation to repurchase agreements) on behalf of its clients (each, a “Master Agreement”). The Master Agreements govern transactions in cleared and non-cleared derivatives, exchange-traded futures and options, foreign exchange (FX) forwards and options, and similar instruments, as well as certain security forward trades and repurchase transactions (collectively, “Transactions”).

To become a party to these Agreements, the Adviser must first confirm certain standard representations and terms set out below. The Adviser recognizes that the provisions of the Master Agreements have been negotiated to benefit clients generally and cannot be amended through changes to this Attachment.

This Attachment does not grant Wellington Management any additional investment authority to engage in particular FX, derivative, repurchase or security forward transactions nor does it expand the scope of permitted investments under our this Agreement or the investment Guidelines contained in Attachment A.

Accordingly, by executing this Agreement, the Adviser confirms to Wellington Management that:

Wellington Management has full authority as investment adviser to (i) engage in Transactions subject to applicable investment guidelines, including discretion to transact on swap execution facilities or similar trading venues and to engage in block trades, (ii) enter into Agreements on behalf of the applicable Fund(s) with counterparties and open accounts with trading venues and SEFs, (iii) provide relevant “know your customer” and other required information (which may include client account formation documents, tax forms, financial information (e.g., an account’s assets under management) and investment management agreements (with fee information redacted) provided to a counterparty’s legal and credit personnel on a confidential basis) and (iv) receive on the Adviser’s behalf required investment disclosures and other similar information from counterparties. With respect to Transactions, the Adviser is not relying on the recommendations (if any) of any dealer or other counterparty.

The Adviser further represents and warrants the following on behalf of each current and future Fund account managed by Wellington Management pursuant to this Agreement:

•	Wellington Management is authorized to use and disclose information concerning Transactions to meet applicable reporting requirements, including the reporting of information to a swap data repository, swap execution facility or a similar trading venue. To the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on Transaction information otherwise required to be reported, but permits the Adviser to waive those non-disclosure requirements by consent, the Adviser hereby consents to waive those requirements to the extent permitted by applicable laws.

•	The Adviser is duly organized and validly existing under the laws of the jurisdiction of the Adviser’s organization and, if relevant under such laws, in good standing. The Adviser will have and will endeavor to maintain the necessary powers, consents, and licenses, and have taken all necessary actions to enable Wellington Management, to lawfully execute and deliver Agreements, to engage in Transactions, to grant security interests in, or transfer title to, margin or collateral, and otherwise to perform the obligations relating to the Master Agreements. Such execution, delivery and performance do not and will not violate or conflict with any law, regulation or agreement applicable to the Adviser, any provision of the Adviser’s or the Fund’s constitutional documents, any order or judgment of any court or other agency of government applicable to the Adviser, a Fund or a Fund’s assets, or any contractual restriction binding on or affecting the Adviser, a Fund or a Fund’s assets. Accordingly, the Master Agreements to which we become a party will constitute legal, valid and binding obligations upon the Adviser or the Fund, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws and principles of equity.

•	There is not pending, nor to the Adviser’s knowledge threatened against the Adviser or any Fund, (or any guarantor of the Adviser’s or a Fund’s obligations under a Master Agreement, if applicable) any action, suit or proceeding at law or in equity that is likely to affect the legality, validity or enforceability of the Master Agreements or the Adviser’s ability to perform its obligations under the Master Agreements.

•	The Adviser recognizes that standard master agreements contain a waiver of immunities and so authorize Wellington Management to enter into Master Agreements on the Adviser’s or a Fund’s behalf that waive, to the fullest extent permitted by law, any immunity(on the basis of sovereignty or otherwise) from: (i) suit; (ii) jurisdiction; (iii) relief by way of injunction, order for specific performance or for recovery of property; (iv) attachment of assets; and (v) execution or enforcement of any judgment to which the Adviser might otherwise be entitled in any proceeding relating to the Agreement.

The Adviser hereby agrees to notify Wellington Management promptly of any change in circumstances that would make untrue any of the statements contained herein.